                                                                    EXHIBIT 12.1

                     FIRST FINANCIAL CARIBBEAN CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                             SIX MONTHS
                                           ENDED JUNE 30,                           YEAR ENDED DECEMBER 31,
                                       -----------------------   --------------------------------------------------------------
                                          1996         1995         1995         1994         1993         1992         1991
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                        (DOLLARS IN THOUSANDS)
Pre-tax income.......................  $   14,675   $   11,103   $   22,061   $   18,745   $   30,921   $   16,416   $    9,720
Fixed charges........................      22,167       20,524       44,079       23,920       10,192        9,542       12,498
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Adjusted pre-tax income(A)...........  $   36,842   $   31,627   $   66,140   $   42,665   $   41,113   $   25,958   $   22,218
                                        =========    =========    =========    =========    =========    =========    =========
Fixed Charges:
  Rent...............................  $    1,047   $    1,019   $    2,097   $    2,004   $    1,445   $      817   $      586
  x 1/3..............................        0.33         0.33         0.33         0.33         0.33         0.33         0.33
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Appropriate portion of rentals.....         349          340          699          668          482          272          195
  Interest expense on all
    indebtedness.....................      21,818       20,184       43,380       23,252        9,710        9,270       12,303
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Total fixed charges(B).......  $   22,167   $   20,524   $   44,079   $   23,920   $   10,192   $    9,542   $   12,498
                                        =========    =========    =========    =========    =========    =========    =========
Ratio of earnings to fixed
  charges(A/B).......................        1.66         1.54         1.50         1.78         4.03         2.72         1.78
                                        =========    =========    =========    =========    =========    =========    =========